Investor Contact:
Dominick Ragone
Chief Financial Officer
(646) 861-7500

For Release:  January 8, 2010

ICAHN ENTERPRISES ANNOUNCES EXPIRATION OF CONSENT PAYMENT
DEADLINE FOR TENDER OFFERS AND CONSENT SOLICITATIONS AND
EXECUTION OF SUPPLEMENTAL INDENTURES RELATING TO ITS EXISTING
8.125% SENIOR NOTES DUE 2012 AND 7.125% SENIOR NOTES DUE 2013

(New York, New York, January 8, 2010) – Icahn Enterprises L.P. (NYSE: IEP) – Icahn Enterprises L.P. (“Icahn Enterprises”), together with Icahn Enterprises Finance Corp., announced today that the consent payment deadline in connection with their previously announced cash tender offers to purchase any and all of the $967.0 million outstanding aggregate principal amount of their 7.125% Senior Notes due 2013 (CUSIP Nos. 029171AD7 and 029171AF2) (the “2013 Notes”) and any and all of the $353.0 million outstanding aggregate principal amount of their 8.125% Senior Notes due 2012 (CUSIP No. 029171AC9 ) (the “2012 Notes” and, together with the 2013 Notes, the “Notes”) has expired.  Icahn Enterprises was soliciting consents from holders to eliminate the incurrence of indebtedness and issuance of preferred stock covenants in the indentures governing the Notes.

As of 5:00 p.m., New York City time, on January 7, 2010, approximately $938.7 million (or approximately 97%) in aggregate principal amount of the 2013 Notes and approximately $344.8 million (or approximately 98%) in aggregate principal amount of the 2012 Notes had been tendered with consents to amend to the indentures governing the Notes.  Accordingly, Icahn Enterprises has executed supplemental indentures with Icahn Enterprises Finance Corp., as co-issuer, Icahn Enterprises Holdings L.P., as guarantor, and Wilmington Trust Company, as trustee, to give effect to the amendments to the indentures governing the Notes.  The supplemental indentures do not become operative unless and until validly tendered Notes are accepted pursuant to the tender offers, which will occur promptly following, and subject to, the satisfaction or waiver of the conditions to the tender offers, including the financing condition.

The Notes tendered pursuant to the tender offers may no longer be withdrawn and consents delivered may no longer be revoked.  Any holder that tenders its Notes after the expiration of the consent payment deadline will receive only $1,000 per $1,000 of principal amount of Notes tendered, plus accrued and unpaid interest, and will not be eligible to receive a consent payment.  The tender offers will expire at 12:00 midnight, New York City time, at the end of Thursday, January 28, 2010, unless terminated or extended (the “Expiration Time”).  Any such extension will be followed by a public announcement no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Time.

This announcement is not an offer to purchase, a solicitation of an offer to sell, or a solicitation of consents with respect to the Notes or any new securities.  The tender offers are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  Each tender offer and consent solicitation is made solely by means of an Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal dated December 30, 2009, as amended and supplemented, which more fully set forth the terms and conditions of the tender offers and consent solicitations.

The information agent for the tender offers and consent solicitations is D.F. King & Co., Inc.  The dealer manager for the tender offers and the solicitation agent for the consent solicitations is Jefferies & Company, Inc.  Requests for documents may be directed to Jefferies & Company, Inc. at (888) 708-5831 or D.F. King & Co., Inc. at (800) 488-8035 or (212) 269-5550 (for banks and brokers only).

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Icahn Enterprises L.P. (NYSE: IEP), a master limited partnership, is a diversified holding company engaged in five primary business segments:  Investment Management, Automotive, Metals, Real Estate and Home Fashion.

Caution Concerning Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict.  Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries.  Among these risks and uncertainties are risks related to economic downturns, substantial competition and rising operating costs; risks related to our investment management activities, including the nature of the investments made by the private funds we manage, losses in the private funds and loss of key employees; risks related to our automotive activities, including exposure to adverse conditions in the automotive industry, and risks related to operations in foreign countries; risks related to our scrap metals activities, including potential environmental exposure; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies; risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the SEC.  We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.